Exhibit 99
1201 S. Second Street
Milwaukee, WI 53204
USA

News Release

Contact	Ed Moreland Media Relations Rockwell Automation 571.296.0391	Aijana Zellner Investor Relations Rockwell Automation 440.289.8439
Rockwell Automation Reports First Quarter 2026 Results

•Reported sales up 12% and organic sales up 10% year over year
•Diluted EPS of $2.69 and Adjusted EPS of $2.75; up 67% and 49% year over year, respectively
•Total ARR up 7% year over year
•Reaffirms fiscal 2026 reported sales growth range of 3% - 7% and organic sales growth range of 2% - 6%
•Updates fiscal 2026 diluted EPS guidance range to $10.75 - $11.55 and Adjusted EPS guidance range to $11.40 - $12.20
▪Increased EPS guidance reflects updated full year tax rate

MILWAUKEE (February 5, 2026) — Rockwell Automation, Inc. (NYSE: ROK) today reported first quarter fiscal 2026 results.
"I'm pleased with Rockwell's start to fiscal 2026, with sales, margins, and earnings all exceeding our expectations. Demand across our key end markets remained healthy, driving double-digit sales growth and continued momentum in our product and software businesses. Meaningful margin expansion this quarter reflects the strength of our portfolio, the discipline of our operating model, and our team’s continued focus on structural productivity," said Blake Moret, Chairman and CEO.

Fiscal Q1 2026 Financial Results
Fiscal 2026 first quarter reported sales were $2,105 million, up 12% from $1,881 million in the first quarter of fiscal 2025. Organic sales increased 10% and currency translation increased sales by 2%.
Income before income taxes was $342 million in the first quarter of fiscal 2026 compared to $213 million in the same period last year. Pre-tax margin was 16.2% in the first quarter of fiscal 2026 compared to 11.3% in the same period last year. Total segment operating earnings were $435 million in the first quarter of fiscal 2026, up 36% from $321 million in the same period of fiscal 2025. Total segment operating margin was 20.7% compared to 17.1% a year ago. The increase in pre-tax margin and segment operating margin was primarily due to higher sales volume, positive price/cost, inclusive of productivity, and favorable mix, partially offset by higher compensation.
Fiscal 2026 first quarter Net income attributable to Rockwell Automation was $305 million or $2.69 per share, compared to $184 million or $1.61 per share in the first quarter of fiscal 2025. The increases in Net income attributable to Rockwell Automation and diluted EPS were primarily due to higher pre-tax margin and a lower effective tax rate. Fiscal 2026 first quarter Adjusted EPS was $2.75, up 49% compared to $1.85 in the first quarter of fiscal 2025 primarily due to higher segment operating margin.
Cash flow generated by operating activities in the first quarter of fiscal 2026 was $234 million, compared to $364 million in the first quarter of fiscal 2025. Free cash flow in the first quarter of fiscal 2026 was $170 million, compared to $293 million in the same period last year. Decreases in cash flow provided by operating activities and free cash flow were primarily due to the payout of incentive compensation in the first quarter of fiscal 2026 related to fiscal 2025 performance while no incentive compensation was paid in fiscal 2025 related to fiscal 2024 performance, and increases in working capital, partially offset by higher pre-tax income.

Fiscal Year 2026 Outlook
The table below provides updated guidance for fiscal 2026.

	Updated Guidance (1)	Prior Guidance (1)
Reported sales midpoint	~$8.8B	~$8.8B
Reported sales growth	3% - 7%	3% - 7%
Organic sales growth (2)	2% - 6%	2% - 6%
Inorganic sales growth	~ 0%	~ 0%
Currency translation	~ 1%	~ 1%
Diluted EPS	$10.75 - $11.55	$10.40 - $11.40
Adjusted EPS (2)	$11.40 - $12.20	$11.20 - $12.20

(1) Updated guidance as of February 5, 2026; Prior guidance as of November 6, 2025; sales growth and Adjusted EPS guidance do not include the impact of the anticipated dissolution of the Sensia joint venture.
(2) Organic sales growth and Adjusted EPS are non-GAAP measures. See Organic Sales, Adjusted Income, Adjusted EPS, and Adjusted Effective Tax Rate for more information on these non-GAAP measures.

"We are pleased with the start to the year and continue to expect gradual sequential improvement as we move through this fiscal year. Despite ongoing volatility in the broader environment, we are confident in our ability to gain share, execute, and deliver on our commitments. Customers continue to invest in automation, digital transformation, and productivity, and Rockwell is uniquely positioned to help accelerate their Factory of the Future initiatives,” Moret continued.

Following is a discussion of first quarter results for our business segments.
Intelligent Devices
Intelligent Devices first quarter fiscal 2026 sales were $953 million, an increase of 18% compared to $806 million in the same period last year. Organic sales increased 16% and currency translation increased sales by 2%. Segment operating earnings were $165 million compared to $120 million in the same period last year. Segment operating margin increased to 17.3% from 14.9% a year ago. The increase from prior year was driven by higher sales volume, partially offset by the effects of currency and higher compensation.

Software & Control
Software & Control first quarter fiscal 2026 sales were $629 million, an increase of 19% compared to $529 million in the same period last year. Organic sales increased 17% and currency translation increased sales by 2%. Segment operating earnings were $196 million compared to $133 million in the same period last year. Segment operating margin increased to 31.2% from 25.1% a year ago driven by higher sales volume, partially offset by higher compensation.

Lifecycle Services
Lifecycle Services first quarter fiscal 2026 sales were $523 million, a decrease of (4)% compared to $546 million in the same period last year. Organic sales decreased (6)% and currency translation increased sales by 2%. Segment operating earnings were $74 million compared to $68 million in the same period last year. Segment operating margin was 14.1% compared to 12.5% a year ago driven by productivity and project execution, partially offset by lower sales volume and higher compensation.

Supplemental Information
ARR - Total ARR grew 7% compared to the end of the first quarter of fiscal 2025.
Corporate and other - Fiscal 2026 first quarter Corporate and other expense was $30 million compared to $35 million in the first quarter of fiscal 2025.
Purchase accounting depreciation and amortization - Fiscal 2026 first quarter Purchase accounting depreciation and amortization expense was $32 million, compared to $35 million in the first quarter of fiscal 2025.
Tax - On a GAAP basis, the effective tax rate in the first quarter of fiscal 2026 was 11.7% compared to 16.4% in the first quarter of fiscal 2025. The decrease in the effective tax rate was primarily due to higher discrete tax benefits, including a tax benefit related to the anticipated dissolution of the Sensia joint venture, and excess income tax benefits on share-based compensation. The Adjusted Effective Tax Rate for the first quarter of fiscal 2026 was 17.3% compared to 17.7% in the prior year.
Share repurchases - During the first quarter of fiscal 2026, the Company repurchased approximately 0.4 million shares of its common stock at a cost of $154 million. At December 31, 2025, approximately $773 million remained available under our existing share repurchase authorization.
Return on Invested Capital (ROIC) - ROIC was 16.3% for the twelve months ended December 31, 2025, compared to 14.5% for the twelve months ended December 31, 2024.
Adjusted EBITDA - Adjusted EBITDA was $447 for the three months ended December 31, 2025, compared to $329 for the three months ended December 31, 2024. The increase was primarily driven by higher net income.

Definitions
Non-GAAP Measures - Organic sales, total segment operating earnings, total segment operating margin, Adjusted Income, Adjusted EPS, Adjusted Effective Tax Rate, free cash flow, free cash flow conversion, ROIC, Adjusted EBITDA, and Adjusted EBITDA margin are non-GAAP measures that are reconciled to GAAP measures in the attachments to this release.
Total ARR - Annual recurring revenue (ARR) is a key metric that enables measurement of progress in growing our recurring revenue business. It represents the annual contract value of all active recurring revenue contracts at any point in time. Recurring revenue is defined as a revenue stream that is contractual, typically for a period of 12 months or more, and has a high probability of renewal. The probability of renewal is based on historical renewal experience of the individual revenue streams, or management's best estimates if historical renewal experience is not available. Total ARR growth is calculated as the dollar change in ARR, adjusted to exclude the effects of currency, divided by ARR as of the prior period. The effects of currency translation are excluded by calculating Total ARR on a constant currency basis. Total ARR includes acquisitions even if there was no comparable ARR in the prior period. We believe that Total ARR provides useful information to investors because it reflects our recurring revenue performance period over period including the effect of acquisitions. Our measure of ARR may be different from measures used by other companies. Because ARR is based on annual contract value, it does not represent revenue recognized during a particular reporting period or revenue to be recognized in future reporting periods and is not intended to be a substitute for revenue, contract liabilities, or backlog.

Conference Call
A conference call to discuss the quarterly results will be held at 8:30 a.m. Eastern Time on February 5, 2026. This call will be audio webcast and accessible on the Rockwell Automation website (https://www.rockwellautomation.com/en-us/company/investor-relations.html). Presentation materials will also be available on the website prior to the call.
Interested parties can access the conference call by using the following numbers: (888) 330-2022 in North America; (365) 977-0051 in Canada; +1 (646) 960-0690 for other countries. Use the following passcode: 5499533. Please call in 10 minutes prior to the start of the call.
A replay of the call will be available on the Investor Relations section of the Rockwell website through March 6, 2026.

This news release contains statements (including certain projections and business trends) that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Words such as “believe”, “estimate”, “project”, “plan”, “expect”, “anticipate”, “will”, “intend”, and other similar expressions may identify forward-looking statements. Actual results may differ materially from those projected as a result of certain risks and uncertainties, many of which are beyond our control, including but not limited to:
•macroeconomic factors, including inflation, global and regional business conditions (including adverse impacts in certain markets, such as Oil & Gas), commodity prices, currency exchange rates, the cyclical nature of our customers’ capital spending, and sovereign debt concerns;
•laws, regulations, and governmental policies affecting our activities in the countries where we do business, including those related to trade policies, including tariffs, taxation, trade controls, cybersecurity, and climate change;
•the severity and duration of disruptions to our business due to natural disasters (including those as a result of climate change), pandemics, acts of war, strikes, terrorism, social unrest or other causes;
•the availability and price of components and materials;
•the availability, effectiveness, and security of our information technology systems;
•our ability to manage and mitigate the risk related to security vulnerabilities and breaches of our hardware and software products, solutions, and services;
•the successful execution of our cost productivity and margin expansion initiatives;
•our ability to attract, develop, and retain qualified employees;
•the successful integration and management of strategic transactions and achievement of the expected benefits of these transactions;
•the successful development of advanced technologies and demand for and market acceptance of new and existing hardware and software products;
•our ability to manage and mitigate the risks associated with our solutions and services businesses;
•competitive hardware and software products, solutions, and services, pricing pressures, and our ability to provide high quality products, solutions, and services;
•the availability and cost of capital;
•disruptions to our distribution channels or the failure of distributors to develop and maintain capabilities to sell our products;
•intellectual property infringement claims by others and the ability to protect our intellectual property;
•the uncertainty of claims by taxing authorities in the various jurisdictions where we do business;
•the uncertainties of litigation, including liabilities related to the safety and security of the hardware and software products, solutions, and services we sell;
•our ability to manage costs related to employee retirement and health care benefits; and
•other risks and uncertainties, including but not limited to those detailed from time to time in our Securities and Exchange Commission (SEC) filings.

Rockwell Automation, Inc. (NYSE: ROK), is a global leader in industrial automation and digital transformation. We connect the imaginations of people with the potential of technology to expand what is humanly possible, making the world more productive and more sustainable. Headquartered in Milwaukee, Wisconsin, Rockwell Automation employs approximately 26,000 problem solvers dedicated to our customers in more than 100 countries as of fiscal year end 2025. To learn more about how we are bringing The Connected Enterprise(R) to life across industrial enterprises, visit www.rockwellautomation.com.

ROCKWELL AUTOMATION, INC.
CONDENSED STATEMENT OF OPERATIONS INFORMATION
(in millions, except percentages)

	Three Months Ended December 31,
	2025	2024
Sales (a)	$2,105	$1,881
Cost of sales	(1,089)	(1,003)
Gross profit (b)	1,016	878
Selling, general and administrative expenses (c)	(478)	(476)
Engineering and development (d)	(172)	(156)
Other income	8	6
Interest expense	(32)	(39)
Income before income taxes	342	213
Income tax provision	(40)	(35)
Net income	302	178
Net loss attributable to noncontrolling interests	(3)	(6)
Net income attributable to Rockwell Automation, Inc.	$305	$184

Gross profit as percent of sales (b/a)	48.3%	46.7%
SG&A as percent of sales (c/a)	22.7%	25.3%
E&D as percent of sales (d/a)	8.2%	8.3%

Note: Engineering and development was previously included in Cost of sales. Prior year has been recast to conform with current year presentation.

ROCKWELL AUTOMATION, INC.
SALES AND EARNINGS INFORMATION
(in millions, except per share amounts and percentages)

	Three Months Ended December 31,
	2025	2024
Sales
Intelligent Devices (a)	$953	$806
Software & Control (b)	629	529
Lifecycle Services (c)	523	546
Total sales (d)	$2,105	$1,881
Segment operating earnings
Intelligent Devices (e)	$165	$120
Software & Control (f)	196	133
Lifecycle Services (g)	74	68
Total segment operating earnings (1) (h)	435	321
Purchase accounting depreciation and amortization	(32)	(35)
Corporate and other	(30)	(35)
Non-operating pension and postretirement benefit credit	3	—
Net legacy asbestos and environmental charges (2)	(1)	(3)
Cost associated with dissolution of Sensia	(4)	—
Interest expense, net	(29)	(35)
Income before income taxes (i)	342	213
Income tax provision	(40)	(35)
Net income	302	178
Net loss attributable to noncontrolling interests	(3)	(6)
Net income attributable to Rockwell Automation, Inc.	$305	$184

Diluted EPS	$2.69	$1.61

Adjusted EPS (3)	$2.75	$1.85

Diluted weighted average outstanding shares	112.9	113.5

Pre-tax margin (i/d)	16.2%	11.3%

Segment operating margin
Intelligent Devices segment operating margin (e/a)	17.3%	14.9%
Software & Control segment operating margin (f/b)	31.2%	25.1%
Lifecycle Services segment operating margin (g/c)	14.1%	12.5%
Total segment operating margin (1) (h/d)	20.7%	17.1%
(1) Total segment operating earnings and total segment operating margin are non-GAAP financial measures. We exclude purchase accounting depreciation and amortization, corporate and other, non-operating pension and postretirement benefit credit, net legacy asbestos and environmental charges, cost associated with dissolution of Sensia, change in fair value of investments, restructuring charges aligned with enterprise-wide strategic initiatives, and interest expense, net, because we do not consider these items to be directly related to the operating performance of our segments. We believe total segment operating earnings and total segment operating margin are useful to investors as measures of operating performance. We use these measures to monitor and evaluate the profitability of our operating segments. Our measures of total segment operating earnings and total segment operating margin may be different from measures used by other companies.

(2) Legacy asbestos and environmental charges were previously included in Corporate and other. Three months ended December 31, 2024 has been recast to conform with current year presentation.
(3) Adjusted EPS is a non-GAAP earnings measure. See Adjusted Income, Adjusted EPS, and Adjusted Effective Tax Rate for more information on this non-GAAP measure.

ROCKWELL AUTOMATION, INC.
CONDENSED BALANCE SHEET INFORMATION
(in millions)

	December 31, 2025	September 30, 2025
Assets
Cash and cash equivalents	$444	$468
Receivables	1,773	1,931
Inventories	1,218	1,247
Current assets held for sale	258	—
Property, net	831	797
Operating lease right-of-use assets	362	403
Goodwill and intangibles	4,627	4,703
Other assets	1,717	1,670
Total	$11,230	$11,219
Liabilities and Shareowners’ Equity
Short-term debt	$826	$610
Accounts payable	774	930
Current liabilities related to assets held for sale	65	—
Long-term debt	2,574	2,614
Operating lease liabilities	284	329
Other liabilities	2,907	3,025
Shareowners' equity attributable to Rockwell Automation, Inc.	3,746	3,654
Noncontrolling interests	54	57
Total	$11,230	$11,219

ROCKWELL AUTOMATION, INC.
CONDENSED CASH FLOW INFORMATION
(in millions)

	Three Months Ended December 31,
	2025	2024
Operating activities:
Net income	$302	$178
Depreciation and amortization	78	78
Retirement benefits expense	6	10
Pension contributions	(2)	(3)
Receivables/inventories/payables	(45)	75
Contract liabilities	20	42
Compensation and benefits	(124)	(12)
Income taxes	5	(8)
Other operating activities	(6)	4
Cash provided by operating activities	234	364
Investing activities:
Capital expenditures	(64)	(71)
Purchases of investments	(5)	—
Other investing activities	—	(12)
Cash used for investing activities	(69)	(83)
Financing activities:
Net issuance (repayment) of debt	112	(28)
Cash dividends	(156)	(149)
Purchases of treasury stock	(153)	(100)
Proceeds from the exercise of stock options	41	28
Other financing activities	3	(5)
Cash used for financing activities	(153)	(254)
Effect of exchange rate changes on cash	3	(27)
Increase in cash, cash equivalents, and cash included in assets held for sale	$15	$—
Cash and cash equivalents at beginning of period	468	471
Cash, cash equivalents, and cash included in assets held for sale at end of period	$483	$471
Cash included in assets held for sale	(39)	—
Total cash and cash equivalents at the end of the period	$444	$471

ROCKWELL AUTOMATION, INC.
OTHER SUPPLEMENTAL INFORMATION
(in millions, except percentages)
Organic Sales
We translate sales of subsidiaries operating outside of the United States using exchange rates effective during the respective period. Therefore, changes in currency exchange rates affect our reported sales. Sales by acquired businesses also affect our reported sales. We believe that organic sales, defined as sales excluding the effects of acquisitions and changes in currency exchange rates, which is a non-GAAP financial measure, provides useful information to investors because it reflects regional and operating segment performance from the activities of our businesses without the effect of acquisitions and changes in currency exchange rates. We use organic sales as one measure to monitor and evaluate our regional and operating segment performance. When we acquire businesses, we exclude sales in the current period for which there are no comparable sales in the prior period. We determine the effect of changes in currency exchange rates by translating the respective period’s sales using the same currency exchange rates that were in effect during the prior year. When we divest a business, we exclude sales in the prior period for which there are no comparable sales in the current period. Organic sales growth is calculated by comparing organic sales to reported sales in the prior year, excluding divestitures. We attribute sales to the geographic regions based on the country of destination.
The following is a reconciliation of reported sales to organic sales for the three months ended December 31, 2025, compared to sales for the three months ended December 31, 2024:

	Three Months Ended December 31,
	2025			2024
	Reported Sales	Effect of Changes in Currency	Organic Sales	Reported Sales
North America	$1,339	$1	$1,338	$1,150
EMEA	372	26	346	332
Asia Pacific	255	(1)	256	251
Latin America	139	9	130	148
Total	$2,105	$35	$2,070	$1,881
The following is a reconciliation of reported sales to organic sales for our operating segments for the three months ended December 31, 2025, compared to sales for the three months ended December 31, 2024:

	Three Months Ended December 31,
	2025			2024
	Reported Sales	Effect of Changes in Currency	Organic Sales	Reported Sales
Intelligent Devices	$953	$16	$937	$806
Software & Control	629	10	619	529
Lifecycle Services	523	9	514	546
Total	$2,105	$35	$2,070	$1,881

The following is a reconciliation of reported sales growth to organic sales growth for the three months ended December 31, 2025, compared to sales for the three months ended December 31, 2024:

	Three Months Ended December 31, 2025
	Reported Sales Growth	Effect of Changes in Currency	Organic Sales Growth
North America	16%	—%	16%
EMEA	12%	8%	4%
Asia Pacific	2%	—%	2%
Latin America	(6)%	6%	(12)%
Total	12%	2%	10%
The following is a reconciliation of reported sales growth to organic sales growth for our operating segments for the three months ended December 31, 2025, compared to sales for the three months ended December 31, 2024:

	Three Months Ended December 31, 2025
	Reported Sales Growth	Effect of Changes in Currency	Organic Sales Growth
Intelligent Devices	18%	2%	16%
Software & Control	19%	2%	17%
Lifecycle Services	(4)%	2%	(6)%
Total	12%	2%	10%

ROCKWELL AUTOMATION, INC.
OTHER SUPPLEMENTAL INFORMATION
(in millions, except per share amounts and percentages)
Adjusted Income, Adjusted EPS, and Adjusted Effective Tax Rate
Adjusted Income, Adjusted EPS, and Adjusted Effective Tax Rate are non-GAAP earnings measures that exclude non-operating pension and postretirement benefit credit, purchase accounting depreciation and amortization attributable to Rockwell Automation, net legacy asbestos and environmental charges, cost and tax items associated with dissolution of Sensia attributable to Rockwell Automation, change in fair value of investments, and restructuring charges aligned with enterprise-wide strategic initiatives, including their respective tax effects. Non-operating pension and postretirement benefit credit is defined as all components of our net periodic pension and postretirement benefit cost except for service cost.
In fiscal 2026, we updated the definition of our non-GAAP earnings measures to exclude cost, net of tax, and tax items associated with the anticipated dissolution of the Sensia joint venture attributable to Rockwell Automation. We recognized these costs and tax items in fiscal 2026 in conjunction with a fiscal 2025 decision by the partners to pursue dissolution, which is expected to close on April 1, 2026. We believe the change to our definition provides a more useful presentation of our operating performance to investors as these costs and tax effects are not reflective of our ongoing operations. We did not revise prior years because there were no similar amounts.
We believe that Adjusted Income, Adjusted EPS, and Adjusted Effective Tax rate provide useful information to our investors about our operating performance and allow management and investors to compare our operating performance period over period. Adjusted EPS is also used as a financial measure of performance for our annual incentive compensation. Our measures of Adjusted Income, Adjusted EPS, and Adjusted Effective Tax Rate may be different from measures used by other companies. These non-GAAP measures should not be considered a substitute for Net Income attributable to Rockwell Automation, diluted EPS, and effective tax rate.
The following are the components of operating and non-operating pension and postretirement benefit cost (credit):

	Three Months Ended December 31,
	2025	2024
Service cost	$9	$10
Operating pension and postretirement benefit cost	9	10

Interest cost	34	34
Expected return on plan assets	(42)	(41)
Amortization of net actuarial loss	5	7
Non-operating pension and postretirement benefit credit	(3)	—

Net periodic pension and postretirement benefit cost	$6	$10
The components of net periodic pension and postretirement benefit cost other than the service cost component are included in Other income in the Condensed Statement of Operations.
The following are reconciliations of Net income attributable to Rockwell Automation, diluted EPS, and effective tax rate to Adjusted Income, Adjusted EPS, and Adjusted Effective Tax Rate, respectively:

	Three Months Ended December 31,
	2025	2024
Net income attributable to Rockwell Automation	$305	$184
Non-operating pension and postretirement benefit credit	(3)	—
Tax effect of non-operating pension and postretirement credit	1	—
Purchase accounting depreciation and amortization attributable to Rockwell Automation	31	33
Tax effect of purchase accounting depreciation and amortization attributable to Rockwell Automation	(7)	(8)
Net legacy asbestos and environmental charges	1	3
Tax effect of legacy asbestos and environmental charges	—	(1)
Cost associated with dissolution of Sensia attributable to Rockwell Automation	3	—
Tax effects associated with dissolution of Sensia attributable to Rockwell Automation	$(20)	$—

Adjusted Income	$311	$211

Diluted EPS	$2.69	$1.61
Non-operating pension and postretirement benefit credit, net of tax	(0.02)	—
Purchase accounting depreciation and amortization attributable to Rockwell Automation, net of tax	0.22	0.22
Net legacy asbestos and environmental charges, net of tax	0.01	0.02
Cost, net of tax, and tax items associated with dissolution of Sensia attributable to Rockwell Automation	(0.15)	—
Adjusted EPS	$2.75	$1.85

Effective tax rate	11.7%	16.4%
Tax effect of non-operating pension and postretirement benefit credit	(0.2)%	—%
Tax effect of purchase accounting depreciation and amortization attributable to Rockwell Automation	0.9%	1.1%
Tax effect of net legacy asbestos and environmental charges	(0.1)%	0.2%
Tax effect associated with dissolution of Sensia attributable to Rockwell Automation	5.0%	—%
	17.3%	17.7%
.
Fiscal 2026 Guidance

Fiscal 2026 Guidance
Diluted EPS (1)	$10.75 - $11.55
Non-operating pension and postretirement benefit credit, net of tax	(0.08)
Purchase accounting depreciation and amortization attributable to Rockwell Automation, net of tax	0.80
Legacy asbestos and environmental charges, net of tax	0.03
Cost, net of tax, and tax items associated with dissolution of Sensia attributable to Rockwell Automation	(0.10)
Adjusted EPS (1)	$11.40 - $12.20

Effective tax rate	~ 18.5%
Tax effect of non-operating pension and postretirement benefit credit	~ —%
Tax effect of purchase accounting depreciation and amortization attributable to Rockwell Automation	~ —%
Tax effect of net legacy asbestos and environmental charges	~ —%
Tax effect associated with dissolution of Sensia attributable to Rockwell Automation	~ 1.0%
Adjusted Effective Tax Rate	~ 19.5%
(1) Fiscal 2026 guidance based on Adjusted Income attributable to Rockwell, which includes an adjustment for SLB's non-controlling interest in Sensia.

Note: Guidance as of February 5, 2026; sales growth and Adjusted EPS guidance do not include the impact of the anticipated dissolution of the Sensia joint venture.

ROCKWELL AUTOMATION, INC.
OTHER SUPPLEMENTAL INFORMATION
(in millions, except percentages)
Free Cash Flow
Our definition of free cash flow, which is a non-GAAP financial measure, takes into consideration capital investments required to maintain the operations of our businesses and execute our strategy. In our opinion, free cash flow provides useful information to investors regarding our ability to generate cash from business operations that is available for acquisitions and other investments, service of debt principal, dividends, and share repurchases. We use free cash flow, as defined, as one measure to monitor and evaluate our performance, including as a financial measure for our annual incentive compensation. Our definition of free cash flow may be different from definitions used by other companies.
The following table summarizes free cash flow by quarter:

	Mar. 31, 2024	Jun. 30, 2024	Sep. 30, 2024	Dec. 31, 2024	Mar. 31, 2025	Jun. 30, 2025	Sep. 30, 2025 (1)	Dec. 31, 2025
Cash provided by operating activities	$120	$279	$432	$364	$199	$527	$454	$234
Capital expenditures	(51)	(41)	(65)	(71)	(28)	(38)	(49)	(64)
Free cash flow	$69	$238	$367	$293	$171	$489	$405	$170
(1) Includes a $70 million voluntary contribution to the U.S. pension plan.
Free cash flow conversion (free cash flow as a percentage of Adjusted Income) is a non-GAAP financial measure, which reflects our ability to generate cash from the operations of our business while considering the capital investments required to maintain operations and execute our strategy as a ratio of our operating performance. We believe free cash flow conversion provides useful information to investors about our ability to convert operating performance into cash generation. Our measure of free cash flow conversion may be different from measures used by other companies.
The table below provides free cash flow conversion for the three months ended December 31, 2025 and 2024:

	Quarter Ended
	Dec. 31, 2025	Dec. 31, 2024
Free cash flow (a)	$170	$293
Adjusted Income (b)	311	211
Free cash flow conversion (a/b)	55%	139%

Return On Invested Capital
Our press release contains information regarding ROIC, which is a non-GAAP financial measure. We believe that ROIC is useful to investors as a measure of performance and of the effectiveness of the use of capital in our operations. We use ROIC as one measure to monitor and evaluate our performance. Our measure of ROIC may be different from that used by other companies. We define ROIC as the percentage resulting from the following calculation:
(a) Net income, before Interest expense, Income tax provision, and Purchase accounting depreciation and amortization, divided by;
(b) average invested capital for the year, calculated as a five quarter rolling average using the sum of Short-term debt, Long-term debt, Shareowners’ equity, and Accumulated amortization of goodwill and other intangible assets, minus Cash and cash equivalents, Short-term investments, and Long-term investments (fixed income securities), multiplied by;
(c) one minus the Effective tax rate for the period.
ROIC is calculated as follows (in millions, except percentages):

	Twelve Months Ended
	December 31,
	2025	2024
(a) Return
Net income	$873	$912
Interest expense	149	161
Income tax provision	173	140
Purchase accounting depreciation and amortization, and impairment	362	143
Return	$1,557	$1,356
(b) Average invested capital
Short-term debt	$889	$968
Long-term debt	2,587	2,626
Shareowners’ equity	3,615	3,614
Accumulated amortization of goodwill and intangibles	1,371	1,365
Cash and cash equivalents	(473)	(452)
Short-term and long-term investments	(2)	(1)
Average invested capital	$7,987	$8,120
(c) Effective tax rate
Income tax provision	$173	$140
Income before income taxes	1,046	1,052
Effective tax rate	16.5%	13.3%
(a) / (b) * (1-c) Return On Invested Capital	16.3%	14.5%

Adjusted EBITDA
Adjusted EBITDA and Adjusted EBITDA margin are non-GAAP financial measures. We believe that Adjusted EBITDA and Adjusted EBITDA margin provide investors with additional insight into our financial results and operating trends by excluding non-operational, non-recurring, and non-cash items. We use Adjusted EBITDA and Adjusted EBITDA margin as measures to monitor and evaluate our performance. We define Adjusted EBITDA as net income before interest expense, net, income tax provision, depreciation, amortization, non-operating pension and postretirement benefit credit, net legacy asbestos and environmental charges, cost associated with dissolution of Sensia, goodwill and intangible asset impairment, change in fair value of investments, restructuring charges aligned with enterprise-wide strategic initiatives, and Adjusted EBITDA attributable to non-controlling interests. Our measures of Adjusted EBITDA and Adjusted EBITDA margin may be different from those used by other companies, and Adjusted EBITDA and Adjusted EBITDA margin are not substitutes for net income, net profit margin, or any other measure calculated in accordance with GAAP.

The following is a reconciliation of Net income to Adjusted EBITDA and Adjusted EBITDA margin to net profit margin (in millions, except percentages):

	Three Months Ended
	December 31,
	2025	2024
Net income (a)	$302	$178
Interest expense, net	29	35
Income tax provision	40	35
Depreciation	44	40
Amortization	34	38
Non-operating pension and postretirement benefit credit	(3)	—
Net legacy asbestos and environmental charges	1	3
Cost associated with dissolution of Sensia	4	—
Adjusted EBITDA attributable to noncontrolling interests	(4)	—
Adjusted EBITDA (b)	$447	$329

Sales (c)	$2,105	$1,881

Net profit margin (a/c)	14.3%	9.5%
Adjusted EBITDA margin (b/c)	21.2%	17.5%